Exhibit 99.1 News Release | November 20, 2019 Wells Fargo Announces Changes in Payments, Virtual Solutions and Innovation Group Avid Modjtabai, head of the group and a 26-year Wells Fargo veteran, to retire in March 2020 Ray Fischer to join Wells Fargo as head of Cards, Retail and Merchant Services SAN FRANCISCO – November 20, 2019 – Today Wells Fargo announced upcoming changes in its Payments, Virtual Solutions and Innovation (PVSI) group. Avid Modjtabai plans to retire in March 2020 Avid Modjtabai, senior executive vice president and head of PVSI, has announced her plan to retire on March 31, 2020. “Avid has held many important roles at Wells Fargo during her impressive 26-year career as the company’s leader in several areas including Internet Services, Human Resources, Technology and Operations and Consumer Lending,” said Charlie Scharf, Wells Fargo CEO and president. “Most recently she led the formation of the PVSI group in 2016, which brought together payments, digitization, innovation and other areas to serve as a catalyst for digitizing and transforming the company. On behalf of the entire company, I thank Avid for her service and contributions.” Modjtabai also was responsible for customer conversion activities and systems and operations integration for Wells Fargo’s merger with Wachovia, one of the largest bank mergers in history. While head of the Internet Services Group, Modjtabai and her team led Wells Fargo to be named the best bank online platform and the first bank to reach 1 million online users. Over the past three years as head of PVSI, she has overseen the development and launch of new, innovative products and services to enhance customer and team member experiences, including Control Tower SM, Overdraft Rewind®, the Wells Fargo Propel® Card, predictive banking, Wells Fargo Gateway (the bank’s API channel), Zelle®1 and more. Ray Fischer to join Wells Fargo Wells Fargo also announced today that Ray Fischer will join the company on November 25 to lead Cards, Retail and Merchant Services. Fischer has worked in financial services for nearly 40 years and has deep expertise in payments, cards, merchant services and consumer finance. He spent 14 years at JPMorgan Chase as chief financial officer of Card, Merchant Services & Auto Finance. While there, he was instrumental in negotiating and executing the Chase Merchant Services partnership with Visa that created a closed-loop payments platform for Chase cardholders and merchants. Following that role, he was vice chairman and administrative officer of the Kessler Group. Most recently, Fischer was a senior advisor to © 2019 Wells Fargo Bank, N.A. All rights reserved. NR-06-2019 the Aries Financial Group, responsible for consulting with Fortune 1000 companies in the banking, payments and public utilities industries on mergers and acquisitions, business development, operations and marketing strategy and execution. He will report to Modjtabai and will be based in Wilmington, Delaware. Modjtabai said, “I have been incredibly fortunate to have had many exciting and fulfilling career opportunities and to have worked with extraordinary people in my 26 years with Wells Fargo. I am pleased that, as I complete my plan for retirement, I will be leaving a company that has such bright prospects and renewed momentum. We are very excited to welcome Ray to the team, and I look forward to working with him in the next few months as he brings to Wells Fargo his leadership and experience in an area that is important to both our customers and our company.” About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,500 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 32 countries and territories to support customers who conduct business in the global economy. With approximately 261,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 29 on Fortune’s 2019 rankings of America’s largest corporations. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories. 1 Zelle and the Zelle related marks are wholly owned by Early Warning Services, LLC, and are used herein under license. Contact Information Media Mary Eshet, 704 383 7777 mary.eshet@wellsfargo.com Investor Relations John Campbell, 415 396 0356 john.m.campbell@wellsfargo.com ###